EXHIBIT 3.1
ARTICLES OF AMENDMENT
Angel Oak Mortgage, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the charter of the Corporation shall be and hereby is amended as follows:
FIRST: Article II of the Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Angel Oak Mortgage REIT, Inc.
SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: These Articles of Amendment shall be effective at 12:01 a.m. on March 10, 2023.
IN WITNESS WHEREOF, the undersigned has executed this Articles of Amendment on this 1st day of March, 2023.

ATTEST:	ANGEL OAK MORTGAGE, INC.

/s/ Dory Black	/s/ Brandon Filson
Name: Dory Black	Name: Brandon Filson
Title: Secretary	Title: Chief Financial Officer and Treasurer

Return address for the filing:
3344 Peachtree Rd. NE
Suite 1725
Atlanta, Georgia 30326